As filed with the Securities and Exchange Commission on February 3, 2017

Registration No. 33-87844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 33-87844

Under

The Securities Act of 1933

APOLLO EDUCATION GROUP, INC.

(Exact name of Registrant as specified in its charter)

Arizona	86-0419443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4025 S. Riverpoint Parkway

Phoenix, Arizona 85040

(480) 966-5394

(Address, including zip code and telephone number, of principal executive offices)

APOLLO GROUP, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Sean B.W. Martin

Senior Vice President, General Counsel and Secretary

Apollo Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, Arizona 85040

(Name and address of agent for service)

(480) 966-5394

(Telephone number, including area code, of agent for service)

Copy to:

Gregory A. Ezring

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3458

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not Check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (“Post-Effective Amendment”) relates to the following Registration Statement of Apollo Education Group, Inc. (the “Company”) on Form S-8 (“Registration Statement”):

•	Registration Statement on Form S-8, Registration No. 33-87844, filed with the Securities and Exchange Commission on December 20, 1994, which registered 500,000 shares of Class A common stock, no par value under the Apollo Group, Inc. 1994 Employee Stock Purchase Plan.

On February 1, 2017, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 7, 2016 (as amended or supplemented, the “Merger Agreement”), by and among the Company, AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with the undertaking of the Company contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Apollo Education Group, Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Phoenix, Arizona, on this 3rd day of February, 2017.

APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory J. Iverson
Name:	Gregory J. Iverson
Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.